Exhibit  3.7

Digital Ally , Inc.

Nominating and Governance Committee Charter

Amended and Restated Effective as of February 25, 2010

Statement of Policy

This Charter specifies the scope of the responsibilities of the Nominating and Governance Committee (the "Committee") of the Board of Directors (the "Board") of Digital Ally, Inc., a Nevada corporation (the "Company") and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The Committee is appointed by the Board, in consultation with the Chairman of the Board and the Chief Executive Officer of the Company.

Committee Authority and Responsibility

To fulfill its responsibilities and duties, the Committee shall:

1.           determine the criteria for selection of prospective directors, the Board Chairperson, members of Board committees and Chairpersons of Board committees;

2.           review the composition and size of the Board and its committees to ensure proper expertise and diversity among its members;

3.           evaluate the performance and contributions of directors eligible for re-election (except that a director will not participate in deliberations regarding his or her own performance and contributions);

4.           determine desired qualifications for individual directors and desired skills and characteristics for the Board,

5.           identify persons who can provide needed skills and characteristics;

6.           screen possible candidates for Board membership;

7.           review any potential conflicts of interests between such candidates and the Company’s interests;

8.            share information concerning the candidates with the Board, and solicit input from other Directorship; and

9.           make a recommendation to the full Board as to the persons who should be nominated.

In addition, the Committee shall:

1.           conduct a periodic review of the charter and composition of each Board Committee and recommend to the Board that it create additional Board committees, change the mandates of existing committees, disband Board committees or take such other action as may be appropriate;

2.           evaluate, with input from the relevant committee chairpersons, whether each Board committee is comprised of members suitable for the tasks of the committee and recommend to the Board the directors to serve on each Board committee and a committee member to serve as chairperson of each committee;

3.           identify and report to the Board any relationship between any director and the Company, its affiliates, or any other entity or person that may affect the independence of the director or present a conflict of interest, monitoring such relationship and addressing any action to be taken with respect to such relationship;

4.           in conjunction with the Company’s Chief Executive Officer and Company Secretary, develop and provide an orientation program for new directors, and periodically provide materials or briefing sessions for all directors on subjects intended to assist them in discharging their duties;

5.           annually assess the performance of the Committee, and recommend any proposed changes to the Board for approval; and

6.           hold regularly scheduled meetings at which only independent directors are present.

Organization and Membership Requirements

The Committee shall be comprised of two or more directors, each of whom shall satisfy the independence requirements established by the Nasdaq Stock Market.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal.  Any member of the Committee may be removed or replaced by the Board.  Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.  The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

A majority of the authorized members shall represent a quorum of the Committee and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements.  Without limitation, the Committee shall have the authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements.  The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

Meetings

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.  The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Consideration of Director Nominees

The Committee (or its representatives) shall identify persons to consider as directors from time to time as the need arises, such as in anticipation of the resignation, death or retirement of a director, and may engage outside search firms and consultants and seek input from others for such purposes.

The Committee may, but is not required to, consider proposed director nominees who are recommended or suggested by persons other than Committee members, such as the Company’s management, independent auditors, legal counsel and other service providers, search firms and consultants of the Company.

In considering proposed director nominees, the Committee may review resumes and other biographical information about the candidates, conduct background checks, consult with references, conduct interviews and meet as needed to discuss candidates.

Director Qualifications

Factors to be considered by the Committee for determining persons for recommendation or selection as directors may include the following, among others that the Committee may deem appropriate:  the candidate's judgment; skill; business and professional experience (particularly in comparable industries and in relation to the experience of other directors); other directorship experience, special expertise, if any; commitment, willingness and ability to serve; education; place of residence and proximity or convenience to the Company’s principal offices; character and integrity; public profile and community involvement; diversity; ability to work with others; independence; and nature of any relationships with the Company or its management and other directors.

No person shall be recommended by the Committee unless the Committee is satisfied that the person possesses a general understanding of the Company’s business and understands and agrees to discharge his or her fiduciary duties to the shareholders of the Company and that the appointment or election of such person as a director is in the best interests of the Company and its shareholders.

The Committee may establish and develop minimum standards and qualifications for directors, including education, business or professional experience, age and the like; at this time, there are none.

Shareholder Nominations

Shareholders of the Company may at any time make recommendations and suggestions to the Committee regarding possible director nominees.  The Committee will consider recommendations and nominations by shareholders of persons to the Board provided such recommendations and nominations are made in sufficient time, in the Committee's judgment, to evaluate the proposed candidate before the next election of directors.  A recommendation by a shareholder that the shareholder himself or a person with a relationship with the shareholder be considered for a directorship will be evaluated in light of the shareholder’s personal interest.

This Amended and Restated Nominating and Governance Committee Charter was adopted by the Board on February 25, 2010.